UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0- 11.

Subsequent to this filing, Amgen Inc. sent the following summary communication to one or more investors and/or proxy advisory firms for their consideration in making their vote recommendations.

Amgen 2023 Proxy Statement Key Highlights

Execution of Our Strategy. 2022 was another year of strong execution of our mission to bring innovative products to patients around the world. Our strategy includes integrated activities intended to strengthen our competitive position in the industry. At the core of our strategy is innovation.

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We executed key clinical studies and moved six first-in-class molecules into Phase 3 or potentially registration-enabling trials, including TEZSPIRE®[1] (in eosinophilic esophagitis), rocatinlimab[2] (for moderate to severe atopic dermatitis), olpasiran (for patients with elevated lipoprotein(a)), and bemarituzumab, tarlatamab, and LUMAKRAS® for cancer.

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We completed our strategic acquisition of ChemoCentryx, Inc. that strengthens our portfolio in inflammation. Through this acquisition, we added TAVNEOS®, a first-in-class treatment for active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis, an autoimmune disease that leads to inflammation and eventual destruction of small blood vessels.

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In December 2022, we announced our agreement to acquire Horizon Therapeutics plc, a biotechnology company with additional first-in-class biologic medicines that address rare autoimmune diseases, including TEPEZZA®, KRYSTEXXA®, and UPLIZNA®.

•	We continued to advance our biosimilar programs (with 11 biosimilars in our current portfolio).

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We maintained a disciplined approach to capital allocation, investing in our business to drive long-term growth while also returning capital to our stockholders through a growing dividend and share repurchases.

Our Commitment to Society. Our approach to environmental sustainability, social responsibility, and corporate governance, or ESG, begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business.

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Our environmental sustainability goals, the most recent version of which were set in 2021, include achieving carbon neutrality in our operations by 2027 (while also aiming to further reduce our water use by 40% and waste disposed by 75%).[3] Our 2027 Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets have been approved by the Science Based Targets initiative (SBTi), a global body enabling businesses to set emissions reductions targets in line with the goals of the Paris Agreement (to limit global warming to 1.5°C above pre-industrial levels).

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Since its inception, the Amgen Foundation[4] has contributed approximately $425 million to non-profit organizations around the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways. Through the Amgen Safety Net Foundation[4] and our corporate philanthropy, we expanded access to investigational therapies and product donations, and have developed patient support programs to assist eligible patients around the world as they seek to obtain the medicines they need.

•	We increased our focus on diversity, inclusion, and belonging, including by working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research.

Voting Matters and Board Recommendations

We are sending this summary in support of Amgen’s Board of Directors’ recommendations for our

2023 Annual Meeting of Stockholders to be held on May 19, 2023.

FOR each Director Nominee	Item 1:	Election of 13 directors to serve on our Board until the 2024 annual meeting of stockholders.

ONE YEAR	Item 2:	Advisory vote on the frequency of future stockholder advisory votes to approve executive compensation.

FOR	Item 3:	Advisory vote to approve our executive compensation.

FOR	Item 4:	Ratification of Ernst & Young LLP as our independent registered public accountants.

[1]	TEZSPIRE is being developed in collaboration with AstraZeneca plc.
[2]	Rocatinlimab is being developed in collaboration with Kyowa Kirin Co., Ltd.
[3]

Carbon neutrality goal refers to Scope 1 and 2 emissions. Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

[4]	The Amgen Foundation and the Amgen Safety Net Foundation are separate legal entities entirely funded by Amgen.

Item 1: Our Board recommends “FOR” the election of the 13 director nominees.

Our Board consists of a group of highly qualified leaders in their respective fields. It includes three women and three diverse directors and has strong refreshment practices, with eight new directors appointed since 2015, and an average Board tenure of ~6.5 years.

Many of our directors have:

•	Senior leadership experience at large companies and have gained significant and wide-ranging management experience.

•	Public company experience and an understanding of corporate governance practices and trends.

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Extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research in the areas of oncology and cardiology and experience leading important academic institutions.

We are committed to corporate governance best practices overseen by our highly experienced and independent Board.

•	We have a highly independent Board (12 of our 13 director nominees are independent) and only independent Board members serve on key standing committees.[5]

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Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2023 subject to his re-election to the Board by stockholders.

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We are committed to gender diversity. In support of this commitment, the Governance and Nominating Committee and Board currently intend that the next vacancy resulting from a director retirement be filled by a person who meets our Director qualifications and enhances the Board’s gender diversity.

We have a long-standing practice of stockholder engagement and our Board has a history of responsiveness to stockholder feedback.

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We have a long-standing practice of stockholder engagement throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2022 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising ~51% of our outstanding shares. In addition to these governance-focused outreach activities, we have increased our participation in investor events and engagement sessions by 40% over the past five years.

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In addition to our stockholders electing our Board annually by majority voting and having rights to act by special meeting, written consent, and proxy access, as well as our robust recoupment mechanisms, informed by engagement with our stockholders, we have expanded and enhanced a number of our disclosures, including those related to our: Board gender and racial/ethnic diversity; drug pricing practices; annual Consolidated EEO-1 Report; oversight of political contributions, memberships in trade and industry associations, and lobbying; and reporting in alignment with several environmental standards and guidelines (including the Sustainability Accounting Standards Board (SASB) standards for our industry).

Item 2: Our Board recommends that future stockholder advisory votes to approve executive compensation be held every “ONE YEAR.”

Our Board believes that it is important to give our stockholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, the Board believes that our stockholders should have the opportunity to voice their approval or disapproval of our executive compensation each year because:

•	Annual votes will facilitate the highest level of accountability to, and communication with, our stockholders; and

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An annual vote clearly ties the advisory vote on executive compensation to the current year’s compensation disclosure and avoids the potential for confusion as to which year stockholders are being asked to evaluate and vote on that might exist with a biennial or triennial vote.

[5]	Key standing committees of the Board include the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees.

Item 3: Our Board recommends “FOR” the advisory vote to approve executive compensation.

We have implemented compensation best practices, including:

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A substantial majority of our Named Executive Officer, or NEO, compensation is performance-based (including 80% of total target equity, of which 50% are three-year performance awards and 30% are stock options).

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Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted. Our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

•	We have robust stock ownership and retention guidelines.

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We have strong recoupment mechanisms, including a clawback policy that permits recapture of past cash or equity compensation awarded to our executive officers and a recoupment policy that permits a determination that cash incentive awards are not earned and to facilitate the forfeiture and cancellation of unvested or unexercised equity awards.[6]

Executive compensation is aligned with our business strategy and is performance-based.

•	We pay for performance, and pay outcomes reflect the achievements of our NEOs against our short- and long-term performance.

•	76% of our CEO’s 2022 target direct compensation and 70% of our other NEOs’ target direct compensation was based solely on our Company’s performance.

•	91% of our CEO’s 2022 target direct compensation and 84% of our other NEOs’ target direct compensation is “at-risk.”

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Our Compensation and Management Development Committee, or Compensation Committee, approves annual Company goals that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

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After the successful delivery on our ESG goal under our 2021 annual cash incentive plan, our Compensation Committee approved an expanded ESG goal for our 2022 plan designed to hold ourselves accountable for our 2027 environmental sustainability goals and to expand the number of leaders directly responsible for action in support of our diversity, inclusion, and belonging program.

We delivered strong performance in 2022, advanced our innovative pipeline, entered into strategic transactions to augment our pipeline and our commercial portfolio, and continued to provide uninterrupted supply of our medicines globally.

•	We executed key clinical studies and moved six first-in-class molecules into Phase 3 or potentially registration-enabling trials.

•	We have continued to advance our biosimilar programs (with 11 biosimilars in our current portfolio).

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We generated six new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), initiated five first-in-human studies, and we advanced two clinical-stage programs (AMG 133 (a first-in-class multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor being investigated for obesity) and TAVNEOS (following our acquisition of ChemoCentryx)).

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We accomplished these objectives while maintaining a disciplined approach to capital allocation, investing in our business to drive long-term growth while also returning capital to our stockholders through a growing dividend and share repurchases.

–	We invested $4.4 Billion in our research and development activity, $3.8 Billion in strategic business acquisitions, and $0.9 Billion in capital projects.

–	We returned $10.5 Billion to stockholders ($4.2 Billion in dividends and $6.3 Billion in share repurchases).

Item 4: Our Board recommends “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

Our Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the performance of the independent registered public accountants and determines after such evaluation whether to re-engage the current independent registered public accountants. Based on this evaluation, the Audit Committee believes that the continued retention of our independent registered public accountants is in the best interests of the Company and its stockholders.

Our 2023 Annual Meeting of Stockholders will be held solely by remote communication via the internet. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting. Stockholders will have a meaningful opportunity to ask questions.

[6]	Granted after December 31, 2020.